Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the First Quarter

Ended March 31, 2015

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 28, 2015): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income for the quarter ended March 31, 2015 rose to $6.4 million, or $0.12 per diluted share from $4.8 million, or $0.09 per diluted share, for the quarter ended March 31, 2014. The Company’s return on average assets was 0.78% for the quarter ended March 31, 2015 compared to 0.70% for the quarter ended March 31, 2014. The Company’s return on average equity declined to 4.41% for the quarter ended March 31, 2015 compared to 7.59% for the quarter ended March 31, 2014, reflecting the net cash proceeds of $302.3 million raised in the Company’s second step common stock offering completed on July 28, 2014. As a result of the Company’s second-step common stock offering, all historical share and per share information has been restated to reflect the 2.4484-to-one exchange ratio.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report a rise of 34% in our net income to a record $6.4 million, or $0.12 per diluted share, for the first quarter of 2015 compared to the first quarter of last year. When gains on sales of securities for the same periods are excluded, our core pre-tax income increased $3.1 million, or 57%, to $8.6 million reflecting an 18% rise in net interest income, an improvement to 67.61% in our efficiency ratio, an 8% decline in non-performing assets and negligible net loan charge-offs. To further enhance our franchise footprint in the Boston market area, we are completing plans to add new branches in the Town of Brookline and the Boston neighborhoods of Dorchester and Chinatown that will bring our total full-service locations to 30 by year end.”

Net interest income increased $3.8 million, or 18.4%, to $24.4 million for the quarter ended March 31, 2015 from $20.6 million for the quarter ended March 31, 2014. The interest rate spread and net interest margin on a tax-equivalent basis were 3.01% and 3.23%, respectively, for the quarter ended March 31, 2015 compared to 3.17% and 3.32%, respectively, for the quarter ended March 31, 2014. The increase in net interest income was due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014.

The Company’s yield on interest-earning assets on a tax-equivalent basis declined 21 basis points to 3.89% for the quarter ended March 31, 2015 compared to 4.10% for the quarter ended March 31, 2014, while the cost of funds declined five basis points to 0.78% for the quarter ended March 31, 2015 compared to 0.83% for the quarter ended March 31, 2014. The increase in interest income on loans was primarily due to growth in the Company’s average loan balances of $373.5 million, or 16.1%, to $2.686 billion and an increase in the yield on loans on a tax-equivalent basis of one basis point to 4.40% for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014. The increase in interest expense on deposits was primarily due to growth in average total deposits of $276.7 million, or 12.2%, to $2.543 billion, partially offset by the decline in the cost of average total deposits of four basis points to 0.75% for the quarter ended March 31, 2015 compared to 0.79% for the quarter ended March 31, 2014.

Mr. Gavegnano noted, “The key driver to our core earnings growth is net interest income, which rose for the fifteenth consecutive quarter. Loan yields remained stable, our cost of funds declined and our net interest margin rose for the second consecutive quarter following a slight decline in the margin during the third quarter as a result of the cash proceeds from our stock offering. We expect further improvement in our net interest margin as we continue to deploy the capital raised in last year’s stock offering into commercial loans.”

The Company’s provision for loan losses was $60,000 for the quarter ended March 31, 2015 compared to $133,000 for the quarter ended March 31, 2014. The change was based on management’s assessment of loan portfolio growth and composition changes, a decline in historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $28.6 million or 1.07% of total loans outstanding at March 31, 2015, compared to $28.5 million or 1.06% of total loans outstanding at December 31, 2014. Net recoveries totaled $72,000 for the quarter ended March 31, 2015, or 0.01% of average loans outstanding, as compared to net charge-offs of $27,000 for the quarter ended March 31, 2014, or less than 0.01% of average loans outstanding.

Non-accrual loans decreased $2.6 million, or 8.2%, to $28.9 million, or 1.08% of total loans outstanding, at March 31, 2015, from $31.5 million, or 1.18% of total loans outstanding, at December 31, 2014, primarily due to decreases of $1.2 million in non-accrual one- to four-family loans and $1.1 million in non-accrual construction loans. Non-performing assets decreased $2.6 million, or 8.0%, to $30.0 million, or 0.89% of total assets, at March 31, 2015, from $32.6 million, or 0.99% of total assets, at December 31, 2014. Non-performing assets at March 31, 2015 were comprised of $13.4 million of one- to four-family mortgage loans, $7.3 million of construction loans, $5.3 million of commercial real estate loans, $2.0 million of home equity loans, $895,000 of commercial business loans and foreclosed real estate of $1.0 million.

Mr. Gavegnano commented, “We are especially pleased with the continued improvement in our asset quality trends during the first quarter of 2015. Due to the 8% reduction in non-performing assets during the quarter, the ratio of non-performing assets to total assets declined to 0.89% at quarter end, the lowest level in over six years. We remain focused on maintaining strong loan underwriting practices as we grow our commercial loan portfolio.”

Non-interest income decreased $634,000, or 15.9%, to $3.4 million for the quarter ended March 31, 2015 from $4.0 million for the quarter ended March 31, 2014, primarily due to decreases of $540,000 in gain on sales of securities, net, $42,000 in customer service fees and $47,000 in loan fees.

Non-interest expenses increased $647,000, or 3.7%, to $18.1 million for the quarter ended March 31, 2015 as compared to the quarter ended March 31, 2014, primarily due to increases of $366,000 in salaries and employee benefits, $59,000 in occupancy and equipment, $102,000 in data processing, $87,000 in marketing and advertising, $32,000 in professional services and $88,000 in other general and administrative expenses, partially offset by a decrease of $90,000 in deposit insurance assessments. The Company’s efficiency ratio was 67.61% for the quarter ended March 31, 2015 compared to 75.66% for the quarter ended March 31, 2014.

Mr. Gavegnano added, “As expected, our efficiency ratio improved during the first quarter of 2015 due to the strong rise in net interest income along with moderate growth in overhead expenses. Gains on sales of securities, a recurring source of earnings, are not included in the basic calculation of the efficiency ratio. However, if such gains were included, the efficiency ratio would have been 65.13% for the first quarter of 2015 compared to 70.86% for the first quarter of 2014.”

The Company recorded a provision for income taxes of $3.2 million for the quarter ended March 31, 2015, reflecting an effective tax rate of 33.4%, compared to $2.3 million, or 32.2%, for the quarter ended March 31, 2014. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Total assets increased $69.1 million, or 2.1%, to $3.348 billion at March 31, 2015 from $3.279 billion at December 31, 2014. Net loans increased $2.1 million, or 0.1%, to $2.651 billion at March 31, 2015 from $2.649 billion at December 31, 2014. Cash and due from banks increased $67.7 million, or 32.9%, to $273.4 million at March 31, 2015 from $205.7 million at December 31, 2014. Securities available for sale decreased $3.8 million, or 1.9%, to $199.7 million at March 31, 2015 from $203.5 million at December 31, 2014.

Mr. Gavegnano concluded, “Following net loan growth of $167 million in the fourth quarter of 2014, our loan portfolio grew only slightly in the first quarter of 2015 due to the impact of this winter’s record snowfall here in the Boston area. Even so, our lenders remained busy and the pipeline of loan origination commitments grew by 25% since year end. Along with many businesses in the area, we expect to make up ground in the coming months.”

Total deposits increased $90.3 million, or 3.6%, to $2.594 billion at March 31, 2015 from $2.504 billion at December 31, 2014. Core deposits, which exclude certificate of deposits, increased $113.5 million, or 6.3%, to $1.909 billion, or 73.6% of total deposits, at March 31, 2015. Total borrowings decreased $27.8 million, or 16.2%, to $144.1 million at March 31, 2015 from $171.9 million at December 31, 2014.

Total stockholders’ equity increased $5.9 million, or 1.0%, to $583.6 million at March 31, 2015, from $577.7 million at December 31, 2014. The increase for the quarter ended March 31, 2015 was due primarily to $6.4 million in net income and $681,000 related to stock-based compensation plans, partially offset by a decrease of $1.2 million in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities. Stockholders’ equity to assets was 17.43% at March 31, 2015, compared to 17.62% at December 31, 2014. Book value per share increased to $10.62 at March 31, 2015 from $10.56 at December 31, 2014. Tangible book value per share increased to $10.37 at March 31, 2015 from $10.31 at December 31, 2014. Market price per share increased $1.95, or 17.4%, to $13.17 at March 31, 2015 from $11.22 at December 31, 2014. At March 31, 2015, the Company and the Bank continued to exceed all regulatory capital requirements.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full-service locations in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31, 2015	December 31, 2014
	(Dollars in thousands)
ASSETS
Cash and due from banks	$273,433	$205,732
Certificates of deposit	85,000	85,000
Securities available for sale, at fair value	199,727	203,521
Federal Home Loan Bank stock, at cost	12,725	12,725
Loans held for sale	5,814	971

Loans, net of fees and costs	2,679,646	2,677,376
Less allowance for loan losses	(28,601)	(28,469)

Loans, net	2,651,045	2,648,907

Bank-owned life insurance	38,907	38,611
Foreclosed real estate, net	1,046	1,046
Premises and equipment, net	38,705	38,512
Accrued interest receivable	7,545	7,748
Deferred tax asset, net	16,397	15,610
Goodwill	13,687	13,687
Other assets	3,594	6,456

Total assets	$3,347,625	$3,278,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$306,736	$285,990
Interest-bearing	2,287,548	2,217,945

Total deposits	2,594,284	2,503,935

Long-term debt	144,110	171,899
Accrued expenses and other liabilities	25,626	24,982

Total liabilities	2,764,020	2,700,816

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 54,946,694 and 54,708,066 shares issued at March 31, 2015 and December 31, 2014, respectively	549	547
Additional paid-in capital	411,894	411,476
Retained earnings	191,120	184,715
Accumulated other comprehensive income	1,707	2,898
Unearned compensation - ESOP, 2,891,887 and 2,922,328 shares at March 31, 2015 and December 31, 2014, respectively	(20,944)	(21,164)
Unearned compensation - restricted shares, 221,526 and 138,838 shares at March 31, 2015 and December 31, 2014, respectively	(721)	(762)

Total stockholders’ equity	583,605	577,710

Total liabilities and stockholders’ equity	$3,347,625	$3,278,526

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended March 31,
	2015	2014 (1)
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$28,332	$24,435
Interest on debt securities:
Taxable	511	745
Tax-exempt	42	45
Dividends on equity securities	387	313
Interest on certificates of deposit	136	—
Other interest and dividend income	170	90

Total interest and dividend income	29,578	25,628

Interest expense:
Interest on deposits	4,677	4,405
Interest on borrowings	508	621

Total interest expense	5,185	5,026

Net interest income	24,393	20,602
Provision for loan losses	60	133

Net interest income, after provision for loan losses	24,333	20,469

Non-interest income:
Customer service fees	1,757	1,799
Loan fees	166	213
Mortgage banking gains, net	110	120
Gain on sales of securities, net	1,020	1,560
Income from bank-owned life insurance	296	281
Other income	1	11

Total non-interest income	3,350	3,984

Non-interest expenses:
Salaries and employee benefits	11,167	10,801
Occupancy and equipment	2,620	2,561
Data processing	1,263	1,161
Marketing and advertising	894	807
Professional services	673	641
Foreclosed real estate	14	11
Deposit insurance	461	551
Other general and administrative	976	888

Total non-interest expenses	18,068	17,421

Income before income taxes	9,615	7,032
Provision for income taxes	3,210	2,261

Net income	$6,405	$4,771

Earnings per share:
Basic	$0.12	$0.09
Diluted	$0.12	$0.09
Weighted average shares:
Basic	51,862,146	53,011,922
Diluted	53,003,621	54,069,601

(1)	Share and per share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended March 31,
	2015			2014
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,686,367	$29,120	4.40%	$2,312,889	$25,029	4.39%
Securities and certificates of deposits	286,790	1,240	1.75	195,268	1,240	2.58
Other interest-earning assets (3)	212,063	170	0.33	101,703	90	0.36

Total interest-earning assets	3,185,220	30,530	3.89	2,609,860	26,359	4.10

Noninterest-earning assets	113,019			111,774

Total assets	$3,298,239			$2,721,634

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$295,317	457	0.63	$216,795	301	0.56
Money market deposits	980,104	2,078	0.86	851,592	1,857	0.88
Regular savings and other deposits	274,516	151	0.22	262,386	168	0.26
Certificates of deposit	697,963	1,991	1.16	678,808	2,079	1.24

Total interest-bearing deposits	2,247,900	4,677	0.84	2,009,581	4,405	0.89
Borrowings	150,939	508	1.36	183,868	621	1.37

Total interest-bearing liabilities	2,398,839	5,185	0.88	2,193,449	5,026	0.93

Noninterest-bearing demand deposits	295,520			257,122
Other noninterest-bearing liabilities	23,465			19,756

Total liabilities	2,717,824			2,470,327
Total stockholders’ equity	580,415			251,307

Total liabilities and stockholders’ equity	$3,298,239			$2,721,634

Net interest-earning assets	$786,381			$416,411

Fully tax-equivalent net interest income		25,345			21,333
Less: tax-equivalent adjustments		(952)			(731)

Net interest income		$24,393			$20,602

Interest rate spread (4)			3.01%			3.17%
Net interest margin (5)			3.23%			3.32%
Average interest-earning assets to average interest-bearing liabilities		132.78%			118.98%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,543,420	$4,677	0.75%	$2,266,703	$4,405	0.79%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,694,359	$5,185	0.78%	$2,450,571	$5,026	0.83%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.28% and 4.28%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.52% and 2.29%, respectively, and yields on total interest-earning assets before tax-equivalent adjustments were 3.77% and 3.98%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2015 and 2014 was 2.89% and 3.05%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2015 and 2014 was 3.11% and 3.20%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended
	March 31,
	2015	2014

Key Performance Ratios
Return on average assets (1)	0.78%	0.70%
Return on average equity (1)	4.41	7.59
Stockholders’ equity to total assets	17.43	9.11
Interest rate spread (1) (2)	3.01	3.17
Net interest margin (1) (3)	3.23	3.32
Non-interest expense to average assets (1)	2.19	2.56
Efficiency ratio (4)	67.61	75.66

	March 31, 2015	December 31, 2014	March 31, 2014 (5)

Asset Quality Ratios
Allowance for loan losses/total loans	1.07%	1.06%	1.08%
Allowance for loan losses/non-accrual loans	98.92	90.35	60.22
Non-accrual loans/total loans	1.08	1.18	1.80
Non-accrual loans/total assets	0.86	0.96	1.51
Non-performing assets/total assets	0.89	0.99	1.54

Share Related
Book value per share	$10.62	$10.56	$4.68
Tangible book value per share	$10.37	$10.31	$4.43
Market value per share	$13.17	$11.22	$10.44
Shares outstanding	54,946,694	54,708,066	54,433,414

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.
(5)	Share and per share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).